Exhibit 19

Title: Insider Trading and Confidentiality of Insider Information
Effective Date: August 7, 2025	Revision #: R
Prepared by: Ephraim Starr, Senior Vice President and General Counsel
Approved by: Lawrence Lin, Executive Vice President, Chief Financial Officer

Purpose:

To define the Company’s rules on insider trading, to establish guidelines on the confidentiality of insider information, to prevent violations of insider trading laws by Company personnel, and to avoid even the appearance of improper conduct in this regard by Company personnel.

Scope:

This policy applies to all Azenta personnel, including directors, officers, employees and consultants (collectively, “Company Personnel”).

Introduction:

In the normal course of business, Company Personnel may use or have access to confidential and material information which is not generally available to the investing public. Because the Company is a public company, transactions in the Company’s securities are subject to the federal securities laws and regulations adopted by the Securities and Exchange Commission (SEC). Company Personnel have an important ethical and legal obligation not to engage in trading in securities while in possession of material non-public information ("insider trading") and to maintain the confidentiality of such non-public information. Insider trading is a crime; you and the Company (including “controlling persons” of the Company discussed under Section 2 below) may be subject to severe civil and criminal penalties as a result of trading in securities while in possession of material non-public information or as a result of unauthorized disclosure of material non-public information.

Policy:

1.	Prohibition. All Company Personnel are prohibited from:

(a)	buying or selling securities while in possession of material non-public information;

(b)	"tipping" or communicating material non-public information to others for other than legitimate corporate purposes;

(c)	recommending the purchase or sale of securities if material non-public information has not been disclosed by the Company; or

(d)	assisting anyone who is engaged in any of the above activities.

In addition to applying to the Company's securities, these prohibitions apply to information about, and securities of, other companies with which the Company has a relationship and as a result of which you may acquire material non-public information, i.e., customers, suppliers, licensees, licensors, joint ventures or companies with which the Company is considering entering into or terminating a material business relationship or other material transaction. These prohibitions also apply to your family members, including your spouse, minor children or others living in your home. The Company will hold you responsible for the conduct of your immediate family.

Furthermore, if you become aware of a potential insider trading violation, you must immediately advise our CFO. You should also take steps, where appropriate, to prevent persons under your supervision and/or control from using material non-public information for trading purposes.

Insider Trading and Confidentiality of Insider Information

2.

Penalties. If you engage in any of the above activities, you may subject yourself, the Company, its officers and directors and other supervisory personnel (“controlling persons”) to civil and criminal liability. Trading on or tipping material non-public information may be penalized by criminal fines of up to $5,000,000 (regardless of profit) and 20 years in jail for individuals, and up to $25,000,000 for entities. In addition, the SEC may seek the imposition of a civil penalty of up to three times the profit gained or losses avoided. Violators must also disgorge any profits made and are often subjected to an injunction against future violations. Finally, under some circumstances, insider traders may be subjected to civil liability in private lawsuits. Violation of this Policy will be dealt with severely by the Company and may subject you to immediate discharge. These penalties apply to all Company Personnel worldwide, not just US citizens.

3.	Key Concepts.

(a)

Material Information. Information, whether favorable or unfavorable, is material if the disclosure of the information could affect the market for the security or if a reasonable investor would consider the information important in making a decision to purchase or sell securities. If disclosure of the information is likely to affect the market price of a security, the information is probably material.

A few examples of the type of information which would usually be considered material are changes in estimates of earnings, increases or decreases in dividend payments, stock splits or securities offerings, possible mergers and acquisitions, significant contracts, the termination of significant contracts, changes in management, breakthroughs in technology, the introduction of important product lines, major marketing changes, unusual gains or losses in major operations and financial liquidity problems. It is important to keep in mind that information need not be certain in order to be material; information that something is likely to happen, or even just that it may happen, can be considered material.

In determining whether information is material, the SEC will review such information after-the-fact, with the benefit of hindsight. Therefore, any question about whether particular information is material should be resolved in favor of not trading. If you have any question as to whether particular information is material, you should not trade or communicate the information to anyone, without prior approval by the CFO.

(b)

Non-public Information. "Non-public" information is any information that has not been disclosed generally to the investing public. One must be able to point to some fact or event to show that the information is generally public, such as inclusion in the Company's periodic reports filed with the SEC, the issuance of a press release, reference to the information in publications of general circulation such as The Wall Street Journal or the New York Times or inclusion on the Company’s external website. Even after the Company has released information to the press and the information has been reported, at least one business days must be allowed for the investing public to absorb and evaluate the information before you may trade in the Company's securities (you may not trade until the second business day after the information is announced to the public). For certain announcements of dramatic information, the CFO may designate an additional time period before you will be permitted to trade. See also Section 5 below for trading information with respect to certain Company Personnel during other “Quiet Periods.”

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(c)

Tipping Information to Others. You may not disclose any material non-public information to others, including your family members, friends or social acquaintances. This prohibition applies whether or not you receive any benefit from the other person's use of that information.

4.

Additional Restrictions on Trading-Applicable to All Company Personnel. In addition to the prohibition on trading while in possession of material inside information described above, ALL Company Personnel are prohibited from engaging in any of the following activities: (a) short sales on the Company’s securities; (b) use of the Company’s securities to secure a margin or other loan; (c) transactions in the Company’s securities involving straddles, collars or other similar risk reduction or hedging devices; and (d) transactions in publicly-traded options relating to the Company’s securities (i.e., options that are not granted by the Company).

5.

Restrictions on Trading During Quiet Periods. With the exception of certain transactions conducted under program trading plans enacted under SEC Rule 10b5-1 or the like (discussed more fully in Section 7 below), certain Company Personnel are prohibited from purchasing or selling the Company’s securities in the open market during any of the Company’s specified “Quiet Periods” or during any additional periods designated from time to time by the CFO (this restriction does not apply to automatic sales of stock to cover withholding taxes made pursuant to a pre-existing election or to purchases of stock made pursuant to the Company’s 2017 Employee Stock Purchase Plan, but Company Personnel cannot sell the shares purchased pursuant to the Employee Stock Purchase Plan during the quiet period). The Company’s “Quiet Periods” start on the 15th day prior to the end of the third month of each fiscal quarter and end either (1) at the close of business on the first business day after the public release of quarterly financial results, if announced after market close, or (2) at the market open on the first business day after the public release, if announced before market open. This means that (subject to compliance with the other restrictions set forth in this Policy, including Sections 1 and 4 above) any Company Personnel must wait at least one full business day after earnings are released before trading the Company’s stock.

This Section 5 applies to the following categories of Company Personnel:

(a)	All executive officers, directors, any member of the CEO’s senior staff and their executive assistants, and any employee holding the title of Senior Director or above;

(b)	All Country Managers and Managing Directors worldwide;

(c)	All Business Unit Directors and Product Line Directors;

(d)	All Company Personnel in the Finance Department holding the title of Manager or above; and

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(e)

All other Company Personnel designated by an executive officer as having access to the Company’s financial statements (whether consolidated or business unit profit and loss) or other material non-public information as part of his/her normal job responsibilities.

All Company Personnel, even if not included in the categories listed above, are subject to the restrictions set forth in Sections 1 and 4 above.

6.

No Exceptions. Other than as described in Section 5 above and Section 7 below, there are no exceptions to the prohibitions and restrictions set forth in this Policy. Transactions in the Company's securities that are otherwise necessary for personal reasons, such as personal financial commitments, are prohibited if you possess material non-public information. The SEC takes the view that the mere fact that you know the information is enough to bar you from trading; it is no excuse that your reasons for trading were not based on that information.

7.

Exception for Approved Program Trading. At present, other than as described in Section 5 above, the only exception to the prohibition against Company Personnel covered by Section 5 above trading during quiet periods arises when any individual has entered into an approved program trading plan enacted under SEC Rule 10b5-1. These are plans that specify in advance when trades in Azenta stock will be made, and in some cases those trades can be made during quiet periods if the plan itself was entered into when the individual was not in possession of material, non-public information. The plans themselves cannot be entered into during a quiet period. In addition, any such plan must be reviewed and approved in advance by Azenta’ CFO and General Counsel. Once a trading plan has been entered into and approved, you must not exercise any further influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trades. The rules governing these plans can be quite complex and the plans can be very inflexible. Moreover, the SEC does not favor amendments to these plans once they are enacted. These plans also need to comply with all other relevant SEC and Azenta rules concerning insider trading. For these reasons, anyone considering such a plan should obtain professional advice.

8.

Inadvertent Disclosure. If material non-public information is inadvertently disclosed by any Company Personnel, you should immediately report the facts to the CFO so that the Company may take appropriate remedial action.

9.

Company Assistance. If you have any question about specific information or proposed transactions, or as to the applicability or interpretation of this Policy or the propriety of any desired action, you are encouraged to contact the CFO.

10.

Confidentiality Guidelines. To provide more effective protection against the disclosure of material non-public information, the Company has adopted guidelines (listed below) with which you should familiarize yourself. These guidelines are not intended to be exhaustive. Additional measures to secure the confidentiality of information should be undertaken as deemed appropriate under the circumstances. If you have any doubt as to your responsibilities under these guidelines, please seek clarification and guidance from the CFO before you act. Do not try to resolve any uncertainties on your own.

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11.

Certification. All Company Personnel will be required to certify their understanding of and intent to comply with this Policy by means of the Certification attached hereto. Officers and directors may be required to certify on an annual basis that they have complied with this Policy.

12.

No New Legal Liabilities. The policies set forth in this Statement of the Policy do not impose on Company Personnel or on the Company itself any new legal liabilities to which they would not otherwise be subjected.

13.	Restrictions Applicable to All Transactions by Officers and Directors.

a)

Executive officers and directors, as well as members of their households, must obtain the prior approval of the CFO or General Counsel for all transactions, including purchases or sales, in the Company's securities. If you are an officer or director or one of their household members and are considering the possible purchase or sale of the Company's securities or the securities of other companies, you must contact the CFO or General Counsel before undertaking the transaction to be sure that there are no important developments pending that would prevent you from trading, even if the Company is not currently in a quiet period. If CFO or General Counsel approval is given, it is only effective for 48 hours. For those enacting program trading plans under SEC Rule 10b5-1, arrangements must be made at the time the plan is established to comply with this requirement.

b)

Executive officers and directors must hold Azenta stock purchased in the open market for a minimum of six-months before selling (applies to any lot of stock, not on a lot-by-lot basis). For example, if an executive officer or director buys Azenta stock on January 1st, he or she may not sell any of his or her Azenta stock before July 1st. If there is a purchase and a sale (or a sale and then purchase) with a six-month window, the SEC “short swing profit” rule applies and all gains associated with these transactions would need to be paid back to the Company.

Confidentiality Guidelines

The following guidelines establish procedures with which all Company Personnel should comply in order to maximize the security of confidential inside information:

(a)	declining any comment with respect to outside inquiries (from analysts, stock brokers, the press, etc.) and referring them immediately to the CFO to be addressed;

(b)	using code names for sensitive projects;

(c)	using passwords to restrict access to sensitive information on the computer system;

(d)	limiting access to particular physical areas where material non-public information is likely to be documented or discussed;

(e)	locking up or shredding confidential documents;

(f)	not discussing confidential matters in public places such as elevators, hallways, rest rooms or eating facilities where conversations might be heard;

(g)	marking sensitive documents "Confidential" and using sealed envelopes marked "Confidential";

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(h)	restricting the copying of sensitive documents;

(i)	maintaining a sign-out system for sensitive documents;

(j)	obtaining written confidentiality agreements from outsiders allowed access to confidential information;

(k)

maintaining and periodically reviewing the list of persons who have access to confidential information and limiting access of especially sensitive materials to senior personnel and others on a need to know basis;

(l)	never leaving confidential documents unattended;

(m)	specifically informing Company Personnel who are exposed to confidential information of the sensitive nature of such information and the need to maintain confidentiality; and

(n)

in telecopying sensitive matters, verifying that you have the correct telecopy number and that someone with authorized access to the information will be available to receive it at the incoming telecopy machine.

Responsibilities:

●

Local Human Resources managers are responsible for providing new employees and consultants with this Policy, and for obtaining a signed certification of all new employees and consultants indicating that they understand and will comply with this Policy.

●

The CFO and General Counsel are responsible for providing new officers and directors with this Policy and for obtaining, if requested, a signed annual certification of each officer and director indicating that such officer or director has complied with this Policy.

●

Managers and supervisors are responsible for periodically reminding Company Personnel of the requirements of this Policy, and for ensuring that Company Personnel are complying with the Confidentiality Guidelines.

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Revision History

Rev	Date	Revision Description
A	7-Nov-97	Initial Release
B	21-Jun-99	Change from Piekos to Richstone
C	5-Aug-99	Update policy per EC #15456
D	27-Jan-00	Update policy per EC #16343
E	6-Jun-01	Update policy per DCO #Q00023
F	23-Jul-02	Changed restrictions on trading during quiet periods
G	20-Apr-04	Added exception for approved program trading
H	15-5-09	Administrative changes
I	27-Aug-09	Administrative changes
J	18-Nov-09	Clarification of trading period
K	26-Aug-2010	Change description of category of employees identified for the “Quiet Period” No. 5 (b)
L	8 – Oct -2010	Change wording in the last 2 sentences of the paragraph in No. 5 to indicate the Quiet Periods’ trading schedule
M	17-Mar-2011	Administrative changes; Change from Grilk to Joseph
N	07-May-2013	Updated policy to explicitly prohibit hedging and other transactions in Azenta stock No. 4
O	3-May-2016	Administrative changes: Change Approver from Martin Headley to Lindon Robertson and other administrative changes.
P	1-May-2019	Update Company Personnel subject to quiet periods, additional technical edits.
Q	2-Feb-2022	Update Company Name
R	7-Aug-2025	Update Company Personnel subject to quiet periods; change from Joseph to Starr and Robertson to Lin; additional technical edits; change definition of end of Quiet Period.

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